Exhibit 99.17

858 Beatty Street Suite 501 Vancouver, B.C. Canada V6B 1C1 Telephone: (604) 895-2700 Fax: (604) 681-6061

West Fraser enters into $150 Million Committed Revolving Credit Facility and adopts Shareholder Rights Plan

VANCOUVER, April 9, 2020 /CNW/ - West Fraser Timber Co. Ltd. (“West Fraser” or the “Company”) announced today that it has obtained from a syndicate of lenders an additional $150 million committed revolving credit facility. This committed facility has a term of two years and is made available on substantially the same terms and conditions as the Company’s existing syndicated revolving credit facility from certain lenders that are part of that syndicate. The facility can be used for general corporate purposes. “Our strong balance sheet and additional liquidity further strengthens our ability to weather the impacts of the COVID-19 pandemic. Our low cost manufacturing operations, coupled with our product and geographic diversification leaves us well positioned.” said Ray Ferris, President and CEO of West Fraser. As at March 31, 2020, West Fraser’s total available liquidity, consisting of cash on hand and availability under its revolving credit facilities, was approximately $294 million, and, taking into account the availability of the new $150 million revolving credit facility as of such date, would have been approximately $444 million.

West Fraser also announced today that it has adopted a shareholder rights plan (the “Rights Plan”) effective April 9, 2020. The Rights Plan has been adopted to ensure, to the extent possible, that all shareholders of the Company are treated fairly in connection with any take over bid for the Company and to protect against “creeping bids”, which involve the accumulation of more than 20% of the Company’s Common shares through purchases exempt from applicable take over bid rules.

Pursuant to the Rights Plan, one right attaches to each issued and outstanding Common share of West Fraser. Subject to the terms of the Rights Plan, the rights become exercisable in the event that any person (together with its affiliates and associates and persons acting in concert with it) becomes a beneficial holder of 20% or more of West Fraser’s outstanding Common shares, without complying with the “Permitted Bid” provisions under the Rights Plan. In such event, holders of the rights (other than the acquiring person and its related parties) will be permitted to exercise their rights to purchase additional Common shares of the Company at a substantial discount to the then market price of the Company’s Common shares.

While the Rights Plan is effective immediately, it is subject to ratification by the Company’s shareholders within six months of its adoption. West Fraser will be seeking shareholder ratification of the Rights Plan at its upcoming annual general meeting to be held on May 26, 2020. A summary of the principal terms of the Rights Plan will be included in the management information circular to be sent to shareholders in connection with such meeting and a complete copy of the Rights Plan will be available under the Company’s profile on SEDAR at www.sedar.com. If the Rights Plan is not approved by the shareholders within six months of its adoption, it, together with the outstanding rights, will terminate and cease to be effective.

The Company

West Fraser is a diversified wood products company producing lumber, LVL, MDF, plywood, pulp, newsprint, wood chips, other residuals and energy with facilities in western Canada and the southern United States.

Forward-Looking Statements

This News Release contains descriptions of current circumstances and statements about potential future developments including those related to the availability of credit and borrowings under the Company’s new and existing revolving credit facilities, the impact of the COVID-19 pandemic and the

Company’s outlook and the protection afforded by and the approval of the Rights Plan. The latter, which are forward looking statements, are presented to provide reasonable guidance to the reader but their accuracy depends on a number of assumptions and is subject to various risks and uncertainties. Actual outcomes and results will depend on a number of factors that could affect the ability of the Company to execute its business plans, including those matters described in the 2019 annual Management’s Discussion & Analysis under “Risks and Uncertainties”, and may differ materially from those anticipated or projected. Accordingly, readers should exercise caution in relying upon forward looking statements and the Company undertakes no obligation to publicly revise them to reflect subsequent events or circumstances, except as required by applicable securities laws.

West Fraser shares trade on the Toronto Stock Exchange under the symbol: “WFT”.

SOURCE West Fraser Timber Co. Ltd.

View original content: http://www.newswire.ca/en/releases/archive/April2020/09/c5722.html

%SEDAR: 00002660E

For further information: Chris Virostek, Vice-President, Finance and Chief Financial Officer, (604) 895-2700, www.westfraser.com

CO: West Fraser Timber Co. Ltd.

CNW 17:30e 09-APR-20